Exhibit 99.1

             FLEETWOOD ENTERPRISES ANNOUNCES RETIREMENT
           OF FORREST THEOBALD, GENERAL COUNSEL, IN APRIL

       Leonard McGill Will Succeed Him in Accordance With Succession
Plan


Riverside, Calif., September 16, 2004 - Fleetwood Enterprises, Inc. (NYSE: FLE), one of the nation's leading manufacturers of recreational vehicles and a leading producer and retailer of manufactured housing, announced today that Forrest D. Theobald, senior vice president, general counsel and secretary, will retire at the end of this fiscal year, in April 2005. He will be succeeded by Leonard J. McGill, who is currently senior vice president - corporate finance and chief governance officer.

Theobald joined Fleetwood's legal department in 1975 as assistant general counsel. In 1980, he was promoted to associate general counsel and director - corporate real estate. He was promoted to his current position in 2001.

McGill joined Fleetwood in February 2002 as vice president - deputy general counsel and was promoted to his current position in November 2003. McGill had 16 years of experience in corporate and securities law before joining the Company, most recently with the law firm of Gibson, Dunn & Crutcher.

"During his distinguished 30-year career at Fleetwood, Forrest has demonstrated success in each of his job assignments," said Edward B. Caudill, president and CEO. "He has earned the respect and admiration of colleagues and is recognized for the contributions he made and the value he has added to the organization. Probably most of all, Forrest is known for his personal traits of integrity, honesty and compassion. We will miss him, but we are fortunate that Len McGill, an excellent businessperson and attorney, is highly qualified to fill the position."

About Fleetwood

Fleetwood Enterprises, Inc., is one of the nation's largest producers of recreational vehicles, from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

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